Exhibit 5.1

July 25, 2016
OM Asset Management plc
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116

Re:  OM Asset Management plc, Registration Statement on Form S-3 (Registration Statement No. 333-207781)
Ladies and Gentlemen:
We have acted as United States counsel to OM Asset Management plc, a public limited company formed under the laws of England and Wales (the “Company”), in connection with (i) the issuance and sale by the Company of $250,000,000 aggregate principal amount of its 4.800% Notes due 2026 (the “Notes”) pursuant to the Underwriting Agreement, dated July 20, 2016 (the “Underwriting Agreement”), by and among the Company, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named on Exhibit A thereto, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated July 20, 2016 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated July 20, 2016 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Pricing Term Sheet, dated July 20, 2016 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus. The Underwriting Agreement will be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on the date hereof.
In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Pricing Term Sheet. We have also examined and relied upon the Indenture, dated as of July 25, 2016, as amended by the First Supplemental Indenture, dated as of July 25, 2016 (as so supplemented, the “Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”), the form of the Notes, certificates or statements of public officials, certificates of officers of the Company and copies of such other documents, resolutions, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

OM Asset Management plc

July 25, 2016

In making such examination and rendering the opinions set forth below, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.
We have assumed, without any independent investigation or verification of any kind, the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, the due authorization, execution and delivery by the Trustee of the Indenture, and the due authentication by the Trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.
Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture, and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against Company in accordance with their terms and entitled to the benefits provided by the Indenture.
Our opinions set forth in the above paragraph are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including the implied covenant of good faith and fair dealing.
We render the foregoing opinions as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America. With respect to all matters of English law, we have relied upon the opinion, dated today’s date, of Morgan, Lewis and Bockius UK LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Morgan, Lewis and Bockius UK LLP .
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

/s/ Morgan, Lewis and Bockius LLP

2